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                                                                     EXHIBIT 2.2



                               LA-MAN CORPORATION

                               8% PROMISSORY NOTE
                              DUE JANUARY 31, 2000


$54,550.20                                                     Longwood, Florida
                                                                January 31, 1997


          LA-MAN CORPORATION, a Nevada corporation (the "Company"), for value received, hereby promises to pay to the order of GARY D. BELL, an individual ("Payee"), the principal sum of FIFTY-FOUR THOUSAND FIVE HUNDRED FIFTY DOLLARS AND TWENTY CENTS ($54,550.20), in 12 equal quarterly installments as follows: on each April 30, July 31, October 31 and January 31, commencing April 30, 1997 and continuing until January 31, 2000 (the "Maturity Date"), the Company shall pay to Payee the principal sum of $4,545.85, in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, together with interest from the date hereof on the unpaid principal sum from time to time outstanding at the rate of 8% per annum, computed on the basis of a 365-day year, in like currency, until payment in full of said principal sum has been made by the Company.

          1. PAYMENT. The Company will pay all amounts payable in respect to the principal of, or interest on, this Note at the office of the Payee at the address appearing in this Note or at such other place as the Payee may designate in writing to the Company in funds collectible at such address on the date which is the next business day following the dates prescribed in this Note for payment of this principal or interest, without the necessity of any presentment of such Note by the Payee. By acceptance of this Note, the Payee agrees that the Payee will make appropriate endorsements thereon and to all payments which may have been made on account of the principal thereof and interest thereon, and that the Payee will promptly deliver and surrender the Note to the Company upon full payment thereof.

          2. OPTIONAL PREPAYMENTS. (a) The Company shall have the right to prepay this Note in whole or in part at any time without the payment any premium, penalty or additional interest.

          (b) Notice of Prepayment.  The Company will give written notice of
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each prepayment of this Note or any portion thereof to the Payee by first-class mail not less than 30 days prior to the date fixed for such prepayment, which notice shall specify the
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amount thereof so to be prepaid and the date fixed for such prepayment.  Such notice shall be mailed to the Payee at the address appearing in this Note unless the Payee shall have filed in writing with the Company another address for such purpose, in which event such notice shall be mailed to such address most recently filed. Upon notice of any prepayment being given as provided herein, the Company shall prepay on the date fixed for such prepayment, the entire principal amount of the Note or the portion thereof, as the case may be, so to be prepaid, as specified in such notice, together with accrued but unpaid interest thereon to such date fixed for prepayment.

          (c) Company Prepayment Rights.  The Payee understands that the Company
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has the sole discretion to determine the timing and amount of any prepayment.

          3. ASSIGNABILITY. The Payee shall not have the right to assign or otherwise transfer in whole or in part this Note or any of the obligations evidenced hereby, without the prior written approval of the Company, which approval will not be unreasonably withheld. As soon as practicable upon the surrender of this Note following any such approved assignment, together with written instructions from the assignor and assignee as to issuance of replacement notes, the Company shall issue a replacement note or notes, containing the same terms and provisions stated herein, in accordance with such written instructions.

          4. REPLACEMENT. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, if requested in the case of such loss, theft or destruction, upon delivery of such indemnity as may be required by the Company or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will issue a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

          5. DEFAULTS AND REMEDIES. If one or more of the following events (each an "Event of Default") shall occur and be continuing:

          (a) Default for thirty (30) days after the date due in the payment of principal of, or interest on, this Note, other than maturity occasioned by reason of a call for prepayment; or

          (b) Default for 30 days after notice in performance of any other covenant in this Note; or

          (c) The Company shall file a petition in bankruptcy, make an assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver for all or a substantial part of its property, or a petition in bankruptcy or for the appointment of a receiver shall be filed against the Company and remain unstayed for at least 90 days;

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then, in any such event, the holder of this Note may, by written notice to the
Company, declare the principal of this Note immediately due and payable and, upon such declaration, the maturity of this Note shall accelerate and it shall become due and payable together with interest from the date of such declaration at a rate equal to 10% per annum. The holder of this Note shall be entitled to recover reasonable attorneys' fees and costs incurred in enforcing this Note.

          6. NO RECOURSE AGAINST OTHERS. No director, officer, employee or stockholder of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect of, or by reason of such obligation or its creation. The Payee and any subsequent holder by accepting this Note and any note issued in replacement hereof waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note and any note in replacement hereof.

          7. COMMUNICATIONS AND NOTICES. All communications and notices provided for in this Note shall be sent by mail to the Payee at 365 Oak Place, Port Orange, Florida 32127, attention of the President, in the manner provided for notices of prepayment in Section 2(a) hereof and, if to the Company, at 2180 West State Road 434, Suite 6136, Longwood, Florida 32779, attention of the President. Any party hereto and any subsequent holder of the Note may from time to time change its address by written notice to the other parties.

          8. GOVERNING LAW; VENUE. This Note shall be construed in accordance with and governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Note shall be a state or federal court situated in Orange County, Florida, and the parties hereby each consent to the jurisdiction of such court.

          IN WITNESS WHEREOF, LA-MAN CORPORATION has caused this Note to be executed in its corporate name by its President and Chief Executive Officer on the date and year first above written.

                                     LA-MAN CORPORATION


                                     By:  /s/ J. William Brandner
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                                          J. William Brandner
                                          President and Chief Executive Officer

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